Exhibit 99.1

FOR IMMEDIATE RELEASE:	Oct. 4, 2010

Gill Ranch Storage, LLC goes into service with 20 Bcf

natural gas storage facility for California customers

FRESNO, Calif. – Oct. 4, 2010 – Gill Ranch Storage, LLC, (GRS) a subsidiary of NW Natural (NYSE: NWN), today announced it has started service from a new underground natural gas storage facility at Gill Ranch near Fresno, which will ultimately provide 20 billion cubic feet of working gas capacity to the California market. GRS will be the operator of the facility, which uses depleted sandstone natural gas reservoirs, and will own 75 percent of the facility. Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE: PCG), will own the remaining 25 percent.

“Going into service marks a key milestone in the development of the Gill Ranch Storage facility,” said Rick Daniel, President of Gill Ranch Storage, LLC. “As this facility achieves its full capacity over the next couple of years, it will be an important addition to the energy infrastructure in California.” Daniel noted, “The demand for flexible storage capacity is expected to continue to grow with increasing reliance on natural gas for power generation as the state works to meet its carbon-reduction goals.”

He noted that the GRS project created nearly 500 local jobs during the construction phase and an estimated 9 employees will work at the state-of-the-art storage facility during initial operation. According to Daniel, about 70 percent of the construction crews were residents from nearby counties.

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Gill Ranch Storage – 2

About Gill Ranch Storage, LLC & NW Natural

Gill Ranch Storage, LLC is a wholly owned subsidiary of Northwest Natural Gas Company, dba NW Natural, whose predecessors have been providing gas service to the Pacific Northwest since 1859. NW Natural, based in Portland, Oregon, provides safe, reliable, cost-effective natural gas service to about 670,000 residential, commercial, and industrial customers through 15,000 miles of mains and service lines in western Oregon and southwestern Washington. Since 1989, the company has operated its 16 Bcf Mist underground storage field to serve its utility customers and the regional interstate storage market. With today’s announcement, NW Natural and its subsidiaries now own approximately 31 Bcf of combined underground gas storage capacity. NW Natural formed Gill Ranch Storage to serve the California market. Additional information is available at www.gillranchstorage.com or www.nwnatural.com

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Investor contact:	Bob Hess, Gill Ranch Storage, LLC (503) 220-2388
Media contact:	Valerie White, Gill Ranch Storage, LLC (503) 220-2432